UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2006

FREMONT MICHIGAN INSURACORP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-50926

MI	421609947
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

933 East Main Street, Fremont, MI 49412

(Address of principal executive offices, including zip code)

231-924-0300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Fremont Michigan InsuraCorp, Inc. (the “Company”) entered into a Change of Control Severance Agreements dated October 17, 2006 (the “Agreements”) with Kevin G. Kaastra, the Company’s Vice President of Finance, and Kurt M. Dettmer, Vice President and Marketing manager of the Company’s subsidiary Fremont Insurance Company. Under the terms of the Agreements, the Company will owe the executive severance pay in the event that (1) a Change of Control (as defined in the Agreement) of the Company occurs during the executive’s employment with the Company or within 4 months after the executive’s earlier termination and (2) within the period beginning on the date of a Change of Control and ending two years thereafter, one of the following events occurs (a) the executive’s employment with the Company is terminated by the Company for any reason other than Cause, Disability, Retirement or death or (b) the employment is terminated by the executive for Good Reason.

The terms Cause, Disability, Retirement and Good Reason are defined in the Agreement. The term Cause means: (i) willful and continuous failure to perform the executive’s duties after demand for substantial performance or (ii) willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. The term Good Reason means: (i) the failure to elect or appoint the executive to his office; (ii) a material change made by the Company in the executive’s functions, duties or responsibilities; (iii) a material reduction in the executive’s base salary, bonus, incentive compensation or a material reduction in the package of fringe benefits provided to the Executive; (iv) the executive’s office is based more than 60 miles from the facility where he was located prior to the announcement of the possible Change of Control; (v) any purported termination of the executive for Cause, Disability or Retirement which is not effected according to the Agreement; or (vi) failure by the Company, after a Change of Control of the Company, to obtain the assumption of and agreement to perform the Agreement by any successor.

The amount the Company owes the executive under the Agreement will equal a lump sum severance payment due within 30 days following the date of termination equal to two (2) times his Average Annual Compensation as defined in the Agreement. The Company will also continue, for a period of two years following the termination of employment, the executive’s participation in all employee group insurance and other benefit programs in which the executive participated in immediately prior to termination.

This Item 1.01 contains a brief description of certain definitive agreements. This description is qualified in its entirety by reference to the actual form of agreement, the full text of which is attached as Exhibit 10.1 to this report and is incorporated by reference into this Item 1.01.

Item 5.02	Departure of Directors or Principal Officers: Election of Directors; Appointment of Principal Officers.

On October 17, 2006, the Board of Directors of Fremont Michigan InsuraCorp, Inc. elected Mr. Donald C. Wilson as a Director of the Company with his term as a director effective on October 17, 2006. Wilson, 51, is the President and owner of the Don Wilson Insurance Agency, Inc. and the D. Beacom Insurance Agency (collectively the “Agencies”). The Agencies are currently appointed as agents with and write insurance for the Company’s subsidiary, Fremont Insurance Company. The terms and conditions of the agency agreements between the Agencies and Fremont Insurance are similar in all material respects to agency agreements with the other agents of Fremont Insurance. Fremont Insurance pays the Agencies commissions on business produced. The Agencies are also able to earn profit sharing commissions based on the profit margins of the business produced. The commission rates, including profit sharing commission opportunity, are the same as other agents of Fremont Insurance. The Agencies are independent agents and also write with regional and national insurers that may be competitors of Fremont Insurance. Wilson has not been appointed to serve on any committees of the Company’s Board of Directors.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits. The following exhibit is furnished herewith:

Exhibit Number	Description
10.1	Form of Change of Control Severance Agreement between Fremont Michigan InsuraCorp, Inc. and certain executives.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREMONT MICHIGAN INSURACORP, INC.

Date: October 20, 2006	By:	/s/ Richard E. Dunning
Richard E. Dunning
President and CEO